Exhibit 10.81

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) dated as of November 11, 2009 is by and between 21st Century Oncology, LLC f/k/a 21st Century Oncology, Inc. (the “Employer”) and Eduardo Fernandez, M.D. (the “Physician”).

WITNESSETH

WHEREAS, the Employer and Physician are parties to that certain Physician’s Employment Agreement, effective January 1, 2002, as amended by that certain Amendment to Employment Agreement, effective January 1, 2002, and Amendment to Employment Agreement, effective in part on March 1, 2007 and April 1, 2007 (collectively, the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement in accordance with the terms and conditions set forth below.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        Section 3.3 - Additional Salary. Section 3.3 of the Employment Agreement (as provided in that certain Amendment to Employment Agreement, effective in part on March 1, 2007 and April 1, 2007) is hereby amended to delete the reference to “One Hundred Thousand Dollars ($100,000.00)” and to replace it with “Two Hundred Thousand Dollars ($200,000.00)”.

2.        Effective Date of Amendment. The parties acknowledge and agree that the effective date of this Amendment shall be March 1, 2009.

3.        Counterparts. This Amendment may be executed in counterparts and each such counterpart, when taken together, shall constitute a single and binding agreement.

4.        Restatement. The parties agree that all provisions of the Employment Agreement shall remain in full force and effect except when contradicted by this Amendment, in which case this Amendment shall control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Employer and Physician have executed this instrument effective as of the date set forth herein.

21ST CENTURY ONCOLOGY, LLC		PHYSICIAN:

By:	/s/ Daniel Dosoretz	/s/ Eduardo Fernandez
Name:	Daniel Dosoretz, M.D.	Eduardo Fernandez, M.D.
Title:	President

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS 21st Century Oncology, Inc. (“Employer”) and Eduardo Fernandez, M.D. (“Physician”) entered an Employment Agreement with an Effective Date of January 1, 2002; and

WHEREAS Employer and Physician desire to amend that Employment Agreement;

NOW, THEREFORE, the Employment Agreement with an Effective Date of January 1, 2002 between Employer and Physician is hereby amended, as follows:

1.               Section 3.2. Production Bonus. is hereby deleted in its entirety as of March 1, 2007, but effective as of August 1, 2003 and replaced with the following:

Section 3.2. Production Bonus. In addition, the Employer shall pay you a production bonus for each three-month period of Employment. The production bonus will be equal to the greater of the following: (1) One Hundred Thousand Dollars ($100,000.00) or (2) One and Three-Quarters Percent (1.75%) of Employer’s net cash collections in Broward and Miami-Dade Counties received (a) from medical services provided to patients at Employer’s offices in Broward and Miami-Dade Counties and (b) from administrative and other services provided to nonaffiliated entities in Broward and Miami-Dade Counties other than collections representing cost reimbursements for such services.

2.               Section 5.1. Area of Responsibility. is hereby amended as of March 1, 2007, but effective as of August 1, 2003 to add the following third sentence to this Section:

Section 5.1 Area of Responsibility. The duties of Medical Director for Employer’s Florida East Coast Centers, as provided by this section, are defined to include, subject to the direction and control of the Employer, the development and expansion of the Employer’s Broward and Miami-Dade Counties oncology division.

3.               Section 3.3 Additional Salary. is hereby amended, as of and effective April 1, 2007, to add the following:

Section 3.3 Additional Salary. In addition, Physician shall be entitled to receive an additional annual Salary of One Hundred Thousand Dollars ($100,000.00). During each year of the Employment Term, the Physician’s additional annual salary shall be paid in convenient installments, without interest and in arrears, in accordance with the Employer’s customary payroll practices, but not less frequently than monthly. The additional annual Salary is for additional services as described in Section 5.6 Additional Responsibilities.

4.               Section 5.6 is hereby amended by adding the following sentence to this section:

Physician shall serve as a medical advisor to the Medical Director of Employer’s parent corporation.

5.               The parties hereby agree that all provisions of the Employment Agreement shall remain in full force and effect except when contradicted by this Amendment to Employment Agreement, in which case this Amendment shall control.

IN WITNESS WHEREOF, Employer and Physician have hereunto set their hands and seals effective the date first written above.

EMPLOYER:
21st Century Oncology, Inc.

By:	/s/ Daniel E. Dosoretz
Daniel E. Dosoretz, M.D., President

PHYSICIAN

/s/ Eduardo Fernandez
Eduardo Fernandez, M.D.

CONTRACT REVIEW FORM
RADIATION THERAPY SERVICES, INC.

Type of Contract: (i.e. Services, Lease)	Amendment to Employment Agreement

Contractee Name and Location:	Eduardo Fernandez, M.D.

Attorney Office Name, Location drafting agreement

Compliance Reviewer’s checklist:

Reviewed to ensure that terms meet applicable
Anti-Kickback Law Safe Harbors and Stark Law Exceptions	NA
If safe harbor not met, reviewed to ensure that it does not violate these Laws.	NA
Reviewed to ensure that financial arrangements meet applicable Stark Law Exceptions.	NA
If applicable, calculations for remuneration utilize an appropriate Methodology for determining Fair Market Value	NA
If applicable, HIPAA requirements, included

/s/ Authorized Signatory	4/8/07
Name and Title	Date

Finance Reviewer’s checklist:

Reviewed to ensure that the proper RTSI entity is party to the contract.	Yes
Reviewed to ensure that the term of the agreement is appropriate.	Yes
Reviewed business terms to ensure they are as negotiated.	Yes
Considered the accounting and disclosure implications of the agreement.	Yes
Approve the contract for execution.	Yes

/s/ Authorized Signatory	04/2/07
Name and Title	Date

Operations Reviewer’s checklist:

Reviewed to ensure that the contract terms can be operationalized Within the effective dates on the agreement.

Name and Title	Date

CONTRACT TO BE FILED UNDER: E. Fernandez, M.D.

CC: Simon Benson, HR, E. Fernandez, M.D.

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, 21ST Century Oncology, Inc. (“Employer”) and Eduardo Fernandez, M.D. (“Physician”) entered a Physician’s Employment Agreement effective as of January 1, 2002; and

WHEREAS, Employer and Physician desire to amend that Employment Agreement;

NOW, THEREFORE, the Employment Agreement dated effective as of January 1, 2002 between Employer and Physician is hereby amended to be effective as of January 1, 2002 as follows:

(1) The sixth sentence of Paragraph 15 Stock Purchase, is hereby deleted in its entirety and replaced by the following:

All interest and principal shall be paid by eight (8) years following the date of the purchase of the stock.

(2) The following shall be added to the end of Paragraph 15 Stock Purchase:

In the event the Securities and Exchange Commission (the “SEC”) issues a comment or otherwise determines that the fair market value of the stock of RTS as of the date of the sale above should have been deemed to be greater than the price determined by the appraisal process and the SEC requires that RTS must present an additional amount of either compensation expense or deferred compensation on the financial statements of RTS or otherwise must adjust RTS’s financial statements pursuant to such comment or other determination, then Physician shall at RTS’s option either: (a) pay the difference between the fair market value amount as deemed acceptable by the SEC and the price Physician paid for the stock, or (b) sell such stock back to RTS for the price that Physician paid for such stock.

(3) Except as specifically revised herein, the terms of the January 1, 2002 Physician’s Employment Agreement, including the provisions of Paragraph 14 Restrictive Covenants, shall remain in force.

IN WITNESS WHEREOF, Employer and Physician have hereunto set their hands and seals effective the date first written above.

EMPLOYER:

21st Century Oncology, Inc. A Florida Corporation

By:	/s/ Daniel E. Dosoretz
Daniel E. Dosoretz, M.D., President

PHYSICIAN:

/s/ Eduardo Fernandez
Eduardo Fernandez, M.D.

INCORPORATED UNDER THE LAWS OF FLORIDA

NUMBER	SHARES
55	70,000

RADIATION THERAPY SERVICES, INC.
Common Stock ($0.0001) Par Value

This Certifies that Eduardo Fernandez-Vicioso, M.D. is the owner of Seventy Thousand (70,000) ************ *********** Shares of the Capital Stock of Radiation Therapy Services, Inc. transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunder affixed this 15th day of April A.D. 2002

/s/ Daniel E. Dosoretz	/s/ Peter H. Blitzer
Daniel E. Dosoretz, M.D., President	Peter H. Blitzer, M.D., Secretary

PHYSICIAN’S EMPLOYMENT AGREEMENT

BY AND BETWEEN

21ST CENTURY ONCOLOGY, INC.

AND

EDUARDO FERNANDEZ, M.D.

	TABLE OF CONTENTS

1.	Employment.			1

2.	Employment Term.			1

3.	Compensation.			2
	3.1.	Salary.		2
	3.2.	Production Bonus.		2
	3.2.1.	Payment

4.	Representations, Warranties, and Covenants of the Physician.			3

5.	Duties and Responsibilities.			4

6.	Employer’s Patients.			5

7.	Fees and Billing Practices.			5

8.	Attorney-in-Fact			5

9.	Insurance.			6
	9.1.	Medical Malpractice Insurance.		6
		9.1.1.	During Employment.	6
		9.1.2.	After Employment.	6
		9.1.3.	Reimbursement and Offset.	6
	9.2.	Extended Reporting Coverage.		7
		9.2.1.	General.	7
		9.2.2.	Reimbursement and Offset.	8
	9.3.	Medical Insurance.		8

10.	Licenses, Fees and Dues			8

11.	Leaves of Absence.			8
	11.1.	Duration.		8
	11.2.	Scheduling.		8
	11.3.	Costs.		9
	11.4.	Continuation and Abatement of Compensation and Benefits.		9
	11.5.	Forfeiture of Unused Time.		9

12.	Expenses.			9
	12.1.	General.		9
	12.2.	Transportation.		9
	12.3.	Reimbursement.		10

13.	Termination of Employment.			10
	13.1.	Event of Termination.		10
	13.2.	Termination Without Cause.		11
		13.2.1.	Services During Interim.	11
		13.2.2.	Cessation of Services During Notice Period.	11
		13.3.	Termination for Cause.	11
	13.4.	Effective Date of Termination.		13
	13.5.	Notice and Opportunity to Cure.		13
	13.6	Obligations Subsequent to Termination.		13
		13.6.1	Compensation	13
		13.6.2	Benefits	14
		13.6.3	Cooperation of Parties.	14
		13.6.4	Assistance in Litigation.	14
		13.6.5	Patient Records.	14

14.	Restrictive Covenants			15
	14.1.	General		15
	14.2.	Covenant Not to Compete		15
	14.3.	Covenant Not to Disclose Proprietary Information		16
	14.4.	Covenant Not to Hire Employees		16

15.	Stock Purchase			17

16.	General Provisions.			17
	16.1.	Law Applicable.		17
	16.2.	References.		17
	16.3.	Severability.		18
	16.4.	Entire Agreement.		18
	16.5.	Modification and Waiver.		18
	16.6.	Binding Effect; Benefit.		18
	16.7.	Assignment.		18
	16.8.	Notice.		18
	16.9.	Arbitration.		19
	16.10.	Costs of Enforcement.		19
	16.11.	Multiple Counterparts.		19
	16.12.	Offset.		19
	16.13.	Waiver of Breach or Violation Not Deemed Continuing.		19
	16.14.	Headings.		20
	16.15.	Construction.		20
	16.16.	Incorporation by Reference.		20
	16.17.	Withholding.		20
	16.18.	Public Announcement.		20
	16.19.	Expenses.		20
	16.20.	Survival of Representations, Warranties, and Covenants.		20

PHYSICIAN’S EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made on the date last below written (the “Execution Date”) by and between 21ST Century Oncology, Inc., a Florida corporation (the “Employer”), and Eduardo Fernandez, M.D. (the “Physician”).

INTRODUCTION

WHEREAS, The Employer is engaged in the practice of medicine in the State of Florida (the “Practice”) within the specialty of radiation oncology (the “Specialty”) and renders medical treatment to such members of the general public as the Employer from time to time accepts as patients (the “Patients”) through those physician employees of the Employer who are duly authorized and licensed to practice medicine in the state of Florida (the “Physician Employees”), and

WHEREAS, The Physician is (or will be on the “Effective Date” as hereinafter defined) an individual authorized and licensed to engage in the practice of medicine in the State of Florida within the Specialty, and

WHEREAS, The Employer and the Physician have agreed that the Employer would engage the services of the Physician as one of the Employer’s Physician Employees as of the “Effective Date” (as hereinafter defined), upon the terms and conditions more particularly set forth in this Agreement.

OPERATIVE PROVISIONS

NOW, THEREFORE, the parties agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Physician shall be employed by the Employer as one of the Employer’s Physician Employees and, as such, shall render professional medical services to such of the Employer’s Patients as may be assigned to the Physician for such purposes in the ordinary course of the Employer’s Practice, as more particularly provided in this Agreement. Except as provided below, this Agreement supercedes all prior Employment Agreements between the parties including the Agreement dated November 2, 1998 and the Amendment to that Agreement dated November 18, 1998.

2. Employment Term. The Physician’s employment hereunder shall be for a five (5) year period commencing on the “Effective Date” (as hereinafter defined), and, thereafter, shall be automatically renewed for an additional period of one (1) year each thereafter, unless either party gives written notice to the other party at least ninety (90) days in advance of the renewal date of its intent not to renew the Agreement or unless terminated earlier as hereinafter provided (the “Employment Term”). For purposes of this Agreement, “Effective Date” shall mean January 1, 2002. The Physician understands and agrees that his employment with the Employer and the obligations of the Employer hereunder are subject to and expressly conditioned upon the satisfaction or waiver of the representations and warranties set forth in Section 4 hereof.

3. Compensation. In consideration for the services of the Physician hereunder as one of the Employer’s Physician Employees, the Employer shall pay to the Physician compensation (“Compensation”) consisting of regular periodic payments (“Salary”) and bonuses as more particularly provided in this Section:

3.1. Salary. The Physician shall be entitled to receive an annual Salary of Four Hundred Thousand Dollars ($400,000.00). During each year of the Employment Term, the Physician’s annual Salary shall be paid in convenient installments, without interest and in arrears, in accordance with the Employer’s customary payroll practices, but not less frequently than monthly.

3.2. Production Bonus. In addition, Physician shall be eligible for a production bonus during each quarter (3 months) of his employment. For the quarter January 1, 2002 through March 31, 2002, the production bonus shall be calculated as provided for as a “performance bonus” in the Employment Agreement between Employer and Employee dated November 2, 1998, as amended on November 18, 1998. Beginning on April 1, 2002, the production bonus will be equal to the following calculations against the “Bonus Pool”. For purposes of determining the Production Bonus, the “Bonus Pool” shall be defined as eighty percent (80%) of the East Coast Professional Collections in each quarter (3 month period) beginning April 1, 2002 less the base salaries and benefits of the physicians practicing at Employer’s Florida East Coast Centers and the salaries and benefits of the personnel responsible for negotiating contracts with third party payors at those Centers. For purposes of this production bonus, East Coast Professional Collections shall be defined as twenty five percent (25%) of Employer’s total collections received from radiation therapy services provided to patients at Employer’s Florida East Coast Centers, meaning Employer’s radiation therapy centers in Broward and Dade counties, Florida and 100% of collections at such other facilities where Employer provides and collects for professional services only (currently Aventura and Palmetto Hospitals). Specifically excluded from such collections, however, shall be collections from the provision only of technical services to patients of another provider (currently Cleveland Clinic). Once the Bonus Pool has been determined, then that Bonus Pool shall be divided into two equal portions, with one such equal portion to be designated as the Individual Production Pool and the other such equal portion to be designated as the Group Production Pool.

Physician shall receive from the Individual Production Pool an amount determined as follows: The total number of in-patient and out patient consultations performed by physicians practicing at Employer’s Florida East Coast Centers and which are coded and billed shall be calculated for each quarter (3 months) (“Total Consultations”). The total number of in-patient and out patient consultations performed by Physician and which are coded and billed during the quarter shall be divided by Total Consultations. The resulting percentage shall be multiplied times the Individual

Production Pool. The resulting dollar amount shall be Physician’s bonus from the Individual Production Pool.

Physician shall receive from the Group Production Pool an amount determined each quarter as follows: The Medical Director of Employer’s Florida East Coast Centers shall establish prior to each quarter a production goal for the collective practice at those centers (the “Group Production Goal”). The Production Goal shall be written and signed by both Employee and the Medical Director, with a copy sent to Employer’s Chief Financial Officer and with a copy appended to this Employment Agreement. The actual results for the quarter shall be divided by the goal for that quarter and the resulting percentage (not greater than 100%) shall be multiplied times the Group Production Pool. The resulting dollar amount shall be the total amount available from the Group Production Pool for all physicians practicing at Employer’s Florida East Coast Centers (the “Available Group Production Pool”). Physician’s Base Salary shall be divided by the Base Salary for all physicians practicing at Employer’s Florida East Coast Centers and the resulting percentage shall be multiplied times the Available Group Production Pool with the resulting dollar amount paid to Physician as Physician’s bonus from the Group Production Pool.

3.2.1. Payment. If awarded, Employer shall pay the Production Bonus referred to in this Section 3 to the Physician within one month after the completion of each applicable quarter during the Employment Term, without interest and in arrears, provided the Physician is then employed by the Employer.

4. Representations, Warranties, and Covenants of the Physician. The Physician represents and warrants to the Employer that the following statements shall be true, correct, and complete as of the Effective Date and shall be true, correct, and complete at all times during the Employment Term:

4.1. This Agreement constitutes a legal, valid, and binding agreement and obligation of the Physician, enforceable against the Physician in accordance with its terms;

4.2. The execution of this Agreement by the Physician and the performance of his obligations hereunder shall not constitute a breach of any duty, covenant, understanding, or agreement to which he is a party or by which he is bound;

4.3. As of the “Effective Date”, the Physician is duly licensed and registered and in good standing under the laws of the state of Florida to practice medicine, and such license and registration have not been suspended, revoked, or restricted in any manner;

4.4. As of the “Effective Date”, the Physician is duly licensed and authorized to practice medicine within the Specialty in the state of Florida, and has obtained Board Certification in the area of radiation oncology.

4.5. The Physician either has admitting and hospital staff privileges or shall obtain admitting and hospital staff privileges at hospitals in Dade and Broward Counties where the Employer regularly engages in practice;

4.6. The Physician is a participating physician in, and has agreed to accept assignment for payment under, the Medicare or Medicaid programs and such other third party payor or managed care programs, including, without limitation, health maintenance programs and preferred provider organizations, with respect to which the Employer is then a participant;

4.7. The Physician has a valid DEA number;

4.8. The Physician’s license or right to practice medicine or to dispense or prescribe drugs in any state of the United States has never been suspended, revoked, or canceled for any reason;

4.9. The Physician’s admitting and hospital staff privileges at any hospital at which the Physician ever had such privileges have never been suspended, revoked, or canceled for any reason; and

4.10. The Physician has never been denied medical malpractice insurance coverage with respect to any application therefor or under any policy thereof for any reason, and the Physician knows of no fact, condition, circumstance, or event that has caused or would cause the Physician to be denied or uninsurable for medical malpractice insurance coverage at standard rates.

5. Duties and Responsibilities.

5.1. Area of Responsibility. Subject to the direction and control of the Employer, the Physician’s principal areas of responsibility shall be those of a physician, practicing predominantly within the Specialty. Physician shall be the Medical Director for Employer’s Florida East Coast Centers.

5.2. FuII-Time Employment. The Physician’s employment hereunder shall be of a full-time nature. Except for leaves of absence as hereinafter provided, the Physician shall devote his entire professional time, attention, and energies to the business and affairs of Employer, and shall use his best efforts, skills, and abilities in the diligent performance of his duties and responsibilities specified herein.

5.3 Duties and Responsibilities. In fulfilling his duties and responsibilities hereunder, the Physician shall comply with the policies and procedures of the Employer, including Employee Handbook and the Employer’s corporate compliance program, as such may be modified from time to time, provided that the same are reasonable and do not violate any applicable law or code of professional responsibility or the terms of this

7. Fees and Billing Practices. The Employer shall charge for professional services rendered by the Physician as one of the Employer’s Physician Employees in accordance with the fee and billing practices established by the Employer, from time to time, and shall be responsible for seeing that sufficient information is provided to the Employer so that an accurate record of such services and fees is maintained. All fees, charges, compensation, monies, and other things of value realized or received by the Employer as a result of the professional medical services rendered by the Physician or the employees or independent contractors of the Employer shall be deposited in a bank account or bank accounts established in the name of and maintained on behalf of the Employer. Any honoraria or remuneration for and from lectures or articles, all fees, compensation, monies, and other things of value realized or received by the Physician as a result of professional medical services rendered by the Physician during Employment Term, including fees for and from consultations or as an expert witness, shall be the sole and exclusive property of the Employer and forthwith paid over to the Employer, and the Physician shall render a true and accurate accounting to the Employer therefor. The Physician expressly agrees and covenants that the Compensation and benefits received by him under this Agreement shall satisfy and discharge in full all his claims upon the Employer for compensation in respect of services rendered hereunder. The Physician acknowledges that his services rendered hereunder in no way confer upon him any ownership interest in or personal claim upon any fees charged by the Employer for the Physician’s services, whether the same are collected during the Employment Term or after the termination thereof, and the Physician hereby disclaims and renounces any such interest or claim. The Physician hereby assigns to the Employer all of the Physician’s right, title, and interest in and to any fees charged by the Employer for professional medical services rendered by the Physician for and on behalf of the Employer hereunder, and agrees to cooperate with the Employer and to execute any additional documents requested by the Employer in order to confirm, ratify, or effect this assignment.

8. Attorney-in-Fact. The Physician hereby appoints the Employer during the Employment Term to be his true and lawful attorney-in-fact for the following purposes (a) to bill Patients in the Physician’s name and on his behalf; (b) to collect accounts receivable resulting from such billing in the Physician’s name and on his behalf; (c) to receive payments from Blue Cross and Blue Shield, Medicare, Medicaid, payments from health plans, and all other third-party payors; (d) to receive the cash proceeds of any accounts receivable; (e) to take possession of and endorse in the name of the Physician any notes, checks, money orders, insurance payments, and other instruments received in payment of accounts receivable; (f) to deposit all such fees, collections, and charges in a bank account or bank accounts established in the name of and maintained on behalf of the Employer, and (g) to initiate legal proceedings in the name of the Physician (i) to collect any accounts and monies owed to the Employer for services rendered by the Physician, (ii) to enforce the rights of the Physician as creditor under any contract or in connection with the rendering of any service, and (iii) to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors. The Physician authorizes the Employer, as his attorney-in-fact, to take any further action and to execute such documents and instruments that the Employer shall consider necessary or advisable in connection with any of the foregoing, hereby giving the Employer full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as the Physician might or could do personally, and hereby ratifying and confirming all that the Employer shall lawfully do or cause to be done by virtue thereof or hereof.

The power of attorney granted pursuant to the provision of this Section (a) is a special power of attorney coupled with an interest and is irrevocable, and (b) shall survive the death, disability, legal incapacity, bankruptcy, or insolvency, of the Physician; provided, however, that this power of attorney shall terminate upon termination of this Agreement with respect to accounts receivable arising from services rendered by the Physician after the “Effective Date of Termination” (as hereinafter defined) of the Physician’s employment hereunder.

9. Insurance.

9.1. Medical Malpractice Insurance.

9.1.1. During Employment. During the Employment Term, the Employer shall obtain and maintain in full force and effect medical malpractice insurance insuring the Employer and the Physician from and against claims arising out of, resulting from, or relating to any acts, errors, omissions, events, or circumstances involving professional medical services rendered by the Physician for and on behalf of the Employer during the Employment Term with the same coverage limits as provided for the Employer’s other Physician Employees in the practice areas of Broward County. The Physician represents that he knows of no fact, condition, circumstance, or event that would preclude his eligibility for such coverage at standard rates. The Employer’s obligations under this Section shall be limited to providing medical malpractice insurance coverage only for those claims permitted by the express terms of such policy or policies.

9.1.2 After Employment. The Employer’s duty to provide such medical malpractice insurance coverage, including coverage for claims arising out of, resulting from, or relating to acts, errors, omissions, events, or circumstances involving professional medical services rendered by the Physician for and on behalf of the Employer hereunder during the Employment Term, shall cease upon the termination of the Physician’s employment hereunder for whatever reason.

9.1.3 Reimbursement and Offset. If the Physician’s employment with the Employer terminates for any reason, the Employer shall be entitled to the full amount of the refundable portion of the unexpired premium, if any, for the medical malpractice insurance coverage that the Employer obtained pursuant to the provisions of Section 9.1.1 hereof. By the execution of this Agreement, the Physician irrevocably assigns any rights or interests that he may have in such refund. Further, the Physician agrees to take such action and execute such documents as the Employer may deem necessary to obtain such refund. If the Physician receives the refund, the Physician shall immediately reimburse the

Employer the pro rata amount of the premium, if any, for such medical malpractice insurance coverage paid by the Employer for the unexpired term. If the Physician fails to make such reimbursement within thirty (30) calendar days after the “Effective Date of Termination” (as hereinafter defined) of the Physician’s employment hereunder, the Employer may offset the amount of such remaining prorated premium against any amounts due the Physician by the Employer, whether hereunder or otherwise, or, in the alternative, make written demand on the Physician for reimbursement of all costs associated therewith, including, but not limited to, legal and accounting fees and disbursements.

9.2 Extended Reporting Coverage.

9.2.1. General. If the Physician’s employment with the Employer terminates for any reason other than Physician’s retirement or disability, the Physician shall immediately obtain, at his own expense, a policy or policies of medical malpractice insurance insuring the Employer and the Physician from and against claims that may be made after the “Effective Date of Termination” (as hereinafter defined) of the Physician’s employment hereunder, but that arise out of, result from, or relate to acts, errors, omissions, events, or circumstances involving professional medical services rendered by the Physician for and on behalf of the Employer during the Employment Term with the same coverage limits as provided in the medical malpractice insurance policy insuring the Physician and maintained by the Employer immediately prior to the “Effective Date of Termination” of the Physician’s employment hereunder (the “Extended Reporting Coverage” or “professional liability tail-end insurance”). In the event of Physician’s retirement or disability, the professional liability tail-end insurance shall be purchased and paid for by Employer.

Within thirty (30) calendar days after the “Effective Date of Termination” of the Physician’s employment hereunder for any reason other than Physician’s retirement or disability, the Physician shall provide the Employer with a certificate of insurance which shall verify that the Physician has obtained such Extended Reporting Coverage or professional liability tail-end insurance issued by an “A” rating through Best Services, which shall name the Employer as an additional named insured, and which shall provide that such insurance coverage may not be modified, amended, terminated, rescinded, or canceled without providing the Employer with at least thirty (30) days’ advance written notice.

The parties hereto intend that the Physician’s obligations under this Section 9.2.1 shall be satisfied only if the Physician obtains an Extended Reporting Coverage or professional liability tail-end insurance for a single premium payment that provides for permanent medical malpractice insurance coverage. That is, the Physician’s obligations under this Section 9.2.1 shall not be satisfied simply by the Physician continuing to maintain, after his “Effective Date of Termination” (as hereinafter defined), the same medical malpractice insurance policy maintained by the Employer pursuant to the provisions of Section 9.1.1 hereof during the Employment Term.

9.2.2. Reimbursement and Offset. If the Physician’s employment with the Employer terminates for any reason, and if the Physician fails to obtain the Extended Reporting Coverage as required pursuant to the provisions of Section hereof and provide verification thereof within thirty (30) calendar days after the “Effective Date of Termination” (as hereinafter defined) of the Physician’s employment hereunder, the Employer may obtain the same and offset the cost thereof against any amounts due the Physician by the Employer, whether hereunder or otherwise, or, in the alternative, make written demand on the Physician for reimbursement of all costs associated therewith, including, but not limited to, insurance premiums, legal and accounting fees, and disbursements.

9.3 Medical Insurance. During the Employment Term, the Employer agrees to provide basic hospital and major medical insurance coverage for the Physician (but not other members of Physician’s family, if any) to the extent obtainable with coverage amounts as the Employer shall in its sole discretion determine and subject to the limitations and restrictions of the Employer’s group health plan as it may exist from time to time during the Employment Term. Physician’s family may be added to the basic hospital and major medical insurance coverage maintained by Employer at Physician’s sole expense provided, however, the family members met eligibility rules and requirements of Employer’s plan.

10. Licenses, Fees and Dues. The Employer shall pay for occupational licenses, dues to professional societies and associations and fees which are necessary to permit the Physician to render services hereunder, or which, though not necessary, are reasonable and desirable and are approved by the Employer.

11. Leaves of Absence. The Physician shall be permitted leaves of absence during each year of the Employment Term for vacations, for the purpose of attending professional conventions, seminars, and continuing professional education programs designed to increase, improve, or maintain the Physician’s professional skills and ability, and for absence due to bona fide illness or injury, as provided in this Section 11.

11.1 Duration. During each year of the Employment Term, the Physician shall be entitled to four (4) weeks leave of absence for vacations, but no more than one (1) week shall be taken consecutively. Physician may take additional one (1) week away from the practice to attend professional meetings and seminars with reasonable expenses paid for by Employer.

11.2. Scheduling. Leaves of absence for vacation and professional conventions, seminars, and continuing professional education programs shall be scheduled and taken, with the Employer’s prior consent, at times which are most convenient to the Employer, taking into consideration seasonal fluctuations in and the demand for professional services upon the Employer’s Practice and vacations and other leaves of absence of the Employer’s other Physician Employees.

11.3. Costs. The cost of attending professional conventions, seminars, and continuing professional education programs, including registration fees, transportation, food, and lodging, shall be either paid directly by the Employer or reimbursed to the Physician, subject to the terms, conditions, and limitations set forth in the Employer’s Expense Reimbursement Policy as it may exist and be modified from time to time.

11.4. Continuation and Abatement of Compensation and Benefits. During periods of leaves of absence permitted under this Section, the Physician’s Compensation and benefits provided hereunder shall continue in full. The Physician’s Compensation and benefits provided hereunder shall abate, however, during periods of leave of absence taken in excess of those permitted hereunder.

11.5. Forfeiture of Unused Time. Unused leave of absence permitted under this Section 11 for any year during the Employment Term shall be forfeited upon the occurrence of an “Event of Termination” (as hereinafter defined) or on the last day of the year during which it accrues, whichever occurs first.

11.6 Disability Income. In the event of Physician’s absence or absences from work as a result of personal injury or sickness during the term of this Agreement, Employer will continue Physician’s wages in full for an aggregate of three (3) months.

11.7 Holidays. During each year of the employment periods thereunder, Physician will be entitled to additional paid absences for holidays as determined and scheduled by Employer (currently six (6) per year).

12. Expenses.

12.1. General. Except as otherwise provided herein, during the Employment Term, and as a condition to the Physician’s continued employment, the Employer may require the Physician to incur certain reasonable expenses for promoting and furthering the business and objectives of the Employer.

12.2. Transportation. Except as otherwise provided herein, during the Employment Term, and as a condition to the Physician’s continued employment, the Physician shall, at his expense, (a) provide and use as necessary an automobile for use in connection with the Physician’s performance of his duties under this Agreement, (b) maintain such automobile in good condition and repair, and (c) carry and maintain public automobile liability insurance that insures the Physician against claims arising out of the use of such automobile in the course of the Physician’s employment hereunder. Such public automobile liability insurance shall have minimum limits of coverage of Five Hundred Thousand dollars ($500,000) per person and One Million dollars ($1,000,000)

per occurrence. In addition, the Physician shall, during the Employment Term, carry and maintain general public liability insurance, or umbrella insurance, with minimum limits of coverage of Two Million dollars ($2,000,000) per occurrence. The Physician agrees to provide the Employer with an appropriate certificate of insurance that shall verify that the Physician has obtained the automobile liability insurance coverage and the general liability insurance coverage specified herein upon execution of this Agreement, upon each anniversary date of this Agreement, and as the Employer may, from time to time, request.

12.3. Reimbursement. Subject to the terms, conditions, and limitations set forth in the Employer’s Expense Reimbursement Policy as it may exist and be modified from time to time, the Employer shall, during each year of the Employment Term, reimburse the Physician for such reasonable expenses incurred during the promotion and furtherance of the Employer’s business and objectives as the Employer pre-approves in writing or shall in its absolute sole discretion determine, including, but not limited to, the following: professional entertainment and promotional expenses; professional and occupational licenses, cellular telephone charges; beeper expenses; educational expenses; and expenses of membership in professional societies.

13. Termination of Employment. Upon the occurrence of an “Event of Termination” (as hereinafter defined), the Physician’s employment hereunder as one of the Employer’s Physician Employees and this Agreement shall terminate as of the “Effective Date of Termination” (as hereinafter defined); and, except as otherwise specifically provided herein, the rights and the responsibilities of the Employer and the Physician shall be as more particularly provided in this Section 13 and Section 14 hereof.

13.1. Event of Termination. For purposes of this Agreement, an “Event of Termination” shall mean and include any one (1) or more of the following events:

13.1.1. The failure of the Physician to satisfy the representations and warranties set forth in Section 4 hereof on or before January 1, 2002 unless waived in writing by the Employer;

13.1.2. The mutual agreement of the Employer and the Physician to terminate this Agreement;

13.1.3. The death of the Physician;

13.1.4. The termination of the Physician’s employment hereunder pursuant to Section 13.2 hereof; or

13.1.4. The termination of the Physician’s employment hereunder pursuant to Section 13.3 hereof.

13.2. Termination Without Cause. Notwithstanding anything contained in this Agreement to the contrary, either party may terminate the Physician’s employment hereunder at any time without “Cause” (as hereinafter defined) by giving the other party hereto written notice thereof no less that ninety (90) calendar days in advance of the “Effective Date of Termination” (as hereinafter defined).

13.2.1. Services During Interim. Between the date of the notice of termination of employment as described in this Section and the “Effective Date of Termination,” the Physician shall continue to render services in accordance with the terms and conditions of this Agreement as one of the Employer’s Physician Employees.

13.2.2. Cessation of Services During Notice Period. Notwithstanding the foregoing provisions, the Employer may, by written notice to the Physician, relieve the Physician of his obligations to continue rendering services as one of the Employer’s Physician Employees during the notice period, in which event the Employer shall continue the payment of Salary and other benefits which would otherwise be payable to the Physician from the date of such notice to the “Effective Date of Termination.” During such period, the Physician expressly agrees to comply with this Agreement, and the Physician’s right to continue to receive payments of his Salary and other benefits hereunder during such period is conditioned upon such compliance.

13.3. Termination for Cause. During the Employment Term, the Physician’s employment may be terminated by the Employer without advance notice for “Cause.” For purposes of this Agreement, “Cause” shall include, without limitation, the following:

13.3.1. The Physician’s material breach of this Agreement;

13.3.2. The Physician’s breach of or failure to satisfy the representations and warranties set forth in Section 4 hereof during the Employment Term, unless waived in writing by the Employer;

13.3.3. The Physician’s conduct that is disloyal to the Employer;

13.3.4. The Physician’s willful neglect of employment duties as specified in this Agreement or misconduct injurious to the Employer;

13.3.5. The Physician’s willful and deliberate violation of any rule, law, or administrative regulation (other than traffic violations or similar minor misdemeanors);

13.3.6. The suspension, revocation, or cancellation of the Physician’s license or right to practice medicine or to dispense or prescribe drugs in any state of the United States; or the placing or imposing of any restrictions or limitations, by any governmental authority having jurisdiction over the Physician, upon him so that he cannot engage in the professional service for which he was employed hereunder;

13.3.7. The exclusion of the Physician as a participating physician in the Medicaid and Medicare programs or any other third party payor or managed care programs, including, without limitation, health maintenance programs and preferred provider organizations, with respect to which the Physician was a participant or with respect to which the Employer is then a participant;

13.3.8. The adjudication by any professional organization having jurisdiction that the Physician is guilty of professional misconduct;

13.3.9. The Physician’s loss of hospital staff privileges at any hospital where the Employer regularly engages in practice;

13.3.10. The occurrence of any fact, condition, circumstance, or event that causes the Physician to be uninsurable for medical malpractice liability insurance coverage;

13.3.11. The Physician’s failure to maintain Board Certification in his primary area of specialization in compliance with Section 4 hereof;

13.3.12 The Physician commits any act of professional misconduct or gross misconduct of a personal nature;

13.3.13 The Physician willfully damages the Employer’s property, business, reputation, or goodwill;

13.3.14 The Physician willfully injures any Patient, guest, invitee, independent contractor, employee, or agent of the Employer or any other natural or artificial person in connection with the performance of services hereunder for or on behalf of the Employer;

13.3.15 The Physician solicits business on behalf of a competitor or potential competitor who competes in the Employer’s market;

13.3.16 The Physician sexually harasses any employee, independent contractor, or agent of the Employer or commits any act which otherwise creates an offensive work environment for employees, independent contractors, or agents of the Employer;

13.3.17 A court of competent jurisdiction adjudicates the Physician incompetent or appoints a guardian or conservator for the Physician;

13.3.18 The Physician is continually inattentive to, or neglectful of, the duties to be performed by the Physician, which inattention or neglect is not the result of illness or accident;

13.3.19 The Physician uses any mood altering or controlled substances except as prescribed by a physician or authorized by law;

13.3.20 The Physician becomes unfit to properly practice medicine on the behalf of the Employer other than as a result of a bona fide illness or injury, as reasonably determined by the Board of Directors;

13.3.21 The Physician discloses to a competitor or other unauthorized natural or artificial person or entity confidential, proprietary, or secret information of the Employer; or

13.3.21 The Physician accepts other employment that places restrictions on the Physician’s ability to continue to render professional services under this Agreement.

13.4 Effective Date of Termination. The “Effective Date of Termination” shall mean the last day on which the Physician actually performs services for the Employer, or would have performed such services had Employer not given notice pursuant to this Section.

13.5 Notice and Opportunity to Cure. If, during the Employment Term, any one (1) or more of the acts, events, or circumstances described in Section 13.3 occurs which the Board of Directors reasonably determines is capable of cure within a fifteen (15) day period, the Board of Directors shall cause the Employer to deliver written notice thereof to the Physician specifying in reasonable detail the nature and extent of such act, event, or circumstance; and if the Physician fails to cure such act, event, or circumstance within fifteen (15) calendar days after the Physician receives such written notice from the Employer, the Employer may immediately terminate the Physician’s employment hereunder for Cause by delivering written notice thereof to the Physician.

13.6 Obligations Subsequent to Termination. If an Event of Termination occurs for any reason, the Employer and the Physician shall have the following respective obligations:

13.6.1 Compensation. If an Event of Termination occurs for any reason other than the death or disability of Physician, the Physician shall be entitled to receive only the Compensation determined as of the Effective Date of Termination and not theretofore paid, and any Compensation that would have accrued subsequent to the Effective Date of Termination shall abate. Notwithstanding the foregoing, if the Employer elects to relieve the Physician of the obligation to render services during the notice of termination period pursuant to the provisions of Section 13.2 hereof, the

Physician shall be entitled to receive the Compensation he would have received pursuant to the immediately preceding sentence had the Employer not made such election, provided the Physician is in compliance with this Agreement. If Employee dies during the term of this Agreement, Employer agrees to pay Physician’s designated beneficiary two (2) months of Physician’s salary. In the event of Physician’s absence from work as a result of sickness or disability during the term of this Agreement, Employer will continue Physician’s salary in full for an aggregate of three (3) months.

13.6.2 Benefits. If an Event of Termination occurs for any reason, the Physician shall be entitled to receive or continue to receive benefits due or payable under any pension or profit sharing plan and any disability, medical, and life insurance plans maintained by the Employer, if any. The Physician shall only be entitled to such benefits to the extent that such plans are in force and effect and to the extent that he may be entitled to any benefits thereunder in accordance with the terms and conditions thereof, without any further financial obligations or contributions on the part of the Employer with respect to such benefits. Notwithstanding anything contained herein to the contrary, the Employer expressly reserves the right to modify, amend, or terminate, in whole or in part, at any time, or from time to time, any employee benefit plan or welfare benefit plan that it may sponsor or maintain, including, without limitation, its qualified retirement plan or group health plan, if any. Except as otherwise specifically provided in this Agreement or otherwise required by law, upon the occurrence of an Event of Termination, all other benefits that the Physician may be entitled to receive shall be discontinued and forfeited, and the Employer shall have no further obligations to the Physician as of the Effective Date of Termination. Notwithstanding the foregoing, if the Employer elects to accelerate the Physician’s Effective Date of Termination of employment hereunder to an intermediate date pursuant to the provisions of Section 13.2.2 hereof, the Physician shall be entitled to receive the benefits he would have received had the Employer not made such election, provided the Physician is in compliance with this Agreement.

13.6.3 Cooperation of Parties. Following any notice of termination of employment hereunder, whether given by the Employer or the Physician, the Physician shall reasonably cooperate with the Employer in all matters relating to the winding up of his pending work on behalf of the Employer and the orderly transfer of such work to the Employer’s other Physician Employees.

13.6.4 Assistance in Litigation. The Physician covenants and agrees that upon reasonable notice and without further payment or consideration from the Employer, he shall furnish such information and proper assistance to the Employer as may be reasonably required by the Employer in connection with any litigation in which the Employer is, or may become, a party, at any time following the Physician’s termination of employment hereunder.

13.6.5 Patient Records. The Physician acknowledges, understands, and agrees that all records and files concerning Patients belong to and constitute the property of the Employer and not that of the Physician and that the Employer shall be the records owner thereof. Therefore, upon the occurrence of an Event of Termination, all records and files concerning Patients shall remain on the premises and in the possession of the Employer, and the Physician shall promptly return any such records and files to the Employer that the Physician may then have, or at any time thereafter discover to be, in his possession.

13.6.6 Patient Fees. If at any time subsequent to the occurrence of an Event of Termination any checks (or any other form of payment) for services performed by the Physician while employed by the Employer are received by the Physician, the Physician shall properly endorse and deliver such checks (or other form of payment) to the principal office of the Employer, together with the postmarked envelope, if any, and any other documentation accompanying such payment within five (5) calendar days of receipt. If, subsequent to the occurrence of an Event of Termination, the Employer receives any correspondence addressed to the Physician which the Employer reasonably believes in good faith relates to any aspect of services rendered by the Physician while employed by the Employer, the Physician authorizes the Employer to inspect such correspondence to determine its contents and to retain the original of such correspondence if it relates to such services and send a copy to the Physician within five (5) calendar days, or, if it is unrelated to such services, the Employer shall promptly forward the original to the Physician within five (5) calendar days. Upon or subsequent to the occurrence of an Event of Termination, the Physician shall not deliver a notice of change of business address to the U.S. Postal Services or any third party without advance notice to the Employer.

13.6.7 Physician’s Compliance with this Agreement. All Compensation and benefits due or payable to the Physician hereunder subsequent to the occurrence of an Event of Termination, including Compensation and benefits payable to the Physician during the notice of termination period pursuant to the provisions of Section 13.2.2 hereof, shall be subject to the Physician’s compliance with this Agreement.

14. Restrictive Covenants.

14.1 General. The Physician understands and agrees that, through his association and relationship with the Employer as one of its Physician Employees, the Physician has had, and shall continue to have, access to, and has acquired, and shall continue to acquire, a considerable amount of confidential and proprietary information, knowledge, and experience with respect to the Employer’s Practice, Patients, employees, and referral sources, and has established, and shall continue to establish, personal relationships with the Employer’s Patients, employees, and referral sources.

14.2 Covenant Not to Compete. Upon termination of this agreement for any reason and for two years thereafter, the Physician shall not practice radiation oncology at any center or hospital in Dade or Broward Counties, Florida or at any radiation therapy center in Dade or Broward Counties created by Employer or any joint venture which includes Employer or an affiliate of Employer or a subsidiary of Radiation Therapy Services, Inc.

14.3 Covenant Not to Disclose Proprietary Information. The Physician further covenants and agrees that he shall not, except in connection with the performance of his duties hereunder or except with the prior written consent of the Employer, at any time during or following the termination of the Physician’s employment with the Employer for any reason whatsoever, directly or indirectly, disclose, divulge, reveal, report, publish, transfer, or use, for any purpose whatsoever, “Proprietary Information” (as hereinafter defined). The Physician further covenants and agrees not to remove any “Proprietary Information” from the premises of the Employer and to promptly return any “Proprietary Information” to the Employer that the Physician may at any time discover to be in his possession.

For purposes of this Agreement, “Proprietary Information” shall mean any information or materials that the Physician has obtained or that has been disclosed to the Physician, whether intentionally or unintentionally, as a result of the Physician’s association and relationship with the Employer as one of its Physician Employees, relating to the Employer or its Practice, Patients, or referral sources, regardless of whether any such information is marked as confidential or proprietary, and regardless of its medium, including, without limitation, (a) the name of, or any list or lists which identify, any Patient, referral source, financial institution, officer, director, shareholder, employee, member, consultant, or agent of the Employer; (b) any forms, agreements, or documents developed by or for the Employer; (c) the business plans or objectives of the Employer; (d) any financial or management procedures of the Employer; (e) any trade secrets of the Employer; (f) any medical procedures developed by any officer, director, shareholder, employee, member, consultant, or agent of the Employer; (g) any data bases, computer programs, computer printouts, files, records, documents, or other papers, information, or materials concerning the Employer’s business or financial affairs or the Employer’s Practice, Patients, or referral sources; (h) any other information not generally known that is disclosed to the Physician or known by him as a consequence of his association and relationship with the Employer as one of its Physician Employees; and (i) any other information or materials related to any of the foregoing. Proprietary Information shall not, however, for purposes of this Agreement, include any information that is or becomes publicly available information through no fault or act of the Physician.

14.4 Covenant Not to Hire Employees. The Physician further covenants and agrees that, for the period commencing with the date hereof and ending two (2) year(s) after the termination of his employment with the Employer for any reason whatsoever, the Physician shall not, except in connection with the performance of his duties hereunder, directly or indirectly, whether for or on behalf of himself or any other person or entity, hire or engage, or attempt to hire or engage, any individual who shall have been an employee of the Employer at any time during the two (2) year(s) period prior to the date of the Physician’s termination of employment with the Employer.

15. Stock Purchase. Employer shall offer to Physician seventy thousand (70,000) shares of the common stock of Radiation Therapy Services, Inc. (“RTS”), at the fair market value of such stock as determined by the most recent appraisal by an independent appraiser as selected by Employer. Physician must notify Employer by no later than March 31, 2002 whether Physician accepts that offer and the closing of the purchase shall take place no later than April 15, 2002. Employer shall finance the purchase price of such stock by offering Physician a loan in the amount of such purchase price, said loan to be pursuant to a Promissory Note to be signed by Physician. The Promissory Note shall be interest free for one year and thereafter shall provide for interest at the prime rate as listed in the Wall Street Journal on the date that the interest begins and shall be adjusted annually thereafter. Equal quarterly payments of principal and interest, in arrears, shall be made beginning at the end of the first quarter following the interest free year. All interest and principal shall be paid by five (5) years following the date of the purchase of the stock. In the event of Physician’s termination of employment hereunder for any reason prior to RTS closing an initial public offering of its stock, then Physician shall, at RTS’s option exercisable within ninety (90) days following Physician’s termination, sell back to RTS all RTS shares which he owns at the time of termination for a purchase price equal to the fair market value at the date of Physician’s termination, as determined by an independent appraiser, selected by Employer, who is properly licensed with substantial experience in making determinations of the prevailing market value of corporations that provide physician and related services. Employee shall finance this repurchase by RTS pursuant to the terms of a promissory note providing for interest at the prime rate payable quarterly and with all interest and principal payable in full within three (3) years from the date of Employer’s exercise of the option to repurchase the shares.

16. General Provisions.

16.1. Law Applicable. This Agreement shall be construed under and in accordance with the laws of the State of Florida.

16.2 References. Unless the context otherwise requires, the following shall apply: (a) references to this Agreement shall include any amendment or renewal hereof; (b) words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole; (c) whenever any reference is made in this Agreement to a party hereto, such reference shall (when applicable) be deemed to be and include references to such party’s estate, personal representative, legal representative, heirs, successors, assigns, and transferees (direct or indirect) thereof; (d) capitalized words and phrases used in this Agreement that are capitalized for reasons other than syntax or grammar shall have the meaning attributable to them hereunder; (e) references to the masculine gender in this Agreement shall be deemed to include the feminine and neuter, and references to the singular shall include the plural, and vice versa, where appropriate; (f) references to a noun, verb, adjective, or adverb shall be deemed to include the inflected form thereof, and vice versa, where appropriate; (g) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; and (h) the word “including” shall mean including without limitation.

16.3 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

16.4 Entire Agreement. This Agreement contains the entire agreement of the Employer and the Physician regarding the subject matter contained herein and supercedes any prior understanding or agreement, whether written or oral, between the Employer and the Physician with respect to the subject matter contained herein.

16.5. Modification and Waiver. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and signed by the Employer and the Physician. No waiver by the Employer or the Physician of any default or breach of any provision of this Agreement by the other shall be deemed to extend to or operate as a waiver of any prior or subsequent default or breach of any provision of this Agreement or affect in any way any right arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of the Employer or the Physician in exercising any right or remedy that such party may now or hereafter have hereunder or otherwise at law or in equity shall operate as a waiver thereof, and no single or partial exercise by such party of any such right or remedy shall preclude any other future exercise thereof or the exercise of any other right or remedy.

16.6. Binding Effect; Benefit. This Agreement shall be binding upon, and inure to the benefit of, the Employer and the Physician and their respective heirs, legal and personal representatives, and permitted successors and assigns.

16.7. Assignment. The Physician may neither assign his rights nor delegate his duties and obligations under this Agreement; provided, however, that nothing contained in this Agreement shall prevent the Employer from reorganizing, merging, or consolidating with or into another person or entity or transferring, selling, exchanging, or otherwise disposing of all or substantially all of the Employer’s assets; and further provided, that the Employer may, from time to time, transfer and assign this Agreement and its rights and obligations hereunder to any other person or entity that assumes the duties and obligations of the Employer hereunder.

16.8. Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the party giving the notice, and shall be deemed to have been given when delivered by personal delivery or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the party or parties to whom such notice is to be given, at the address set forth under such party’s signature hereto (or at such other address as such party may specify in a previous notice similarly given).

16.9 Arbitration. Except as otherwise provided herein, any claim or controversy arising out of or relating to this Agreement or the validity, interpretation, enforceability, or breach thereof, which is not settled by agreement between the parties, shall be settled by arbitration in Broward County, Florida, in accordance with the rules then in effect of the American Arbitration Association. Judgment upon the written award rendered by a majority of the arbitrators may be entered in any court of competent jurisdiction. The written decision of a majority of the arbitrators shall be valid, binding, and final, and shall be a condition precedent to any legal action that any party may contemplate against the other except as otherwise provided herein or to compel arbitration pursuant hereto; provided, however, that nothing contained herein shall prevent the Clinic from bringing an action in a court of competent jurisdiction to obtain a temporary restraining order, preliminary injunction, or permanent injunction in order to prevent or restrain any breach or threatened breach of any of the restrictive covenants set forth in Section 14 hereof by the Physician or by any other person or entity directly or indirectly acting for, on behalf of, or with the Physician. Without limiting the generality of the foregoing, the parties hereto agree that the arbitration tribunal shall have the right and power, at its discretion, to enforce the restrictive covenants set forth in Section 14 hereof by temporary or permanent injunction, and such injunction shall be enforced in accordance with law in any court of competent jurisdiction.

16.10. Costs of Enforcement. If any action at law or in equity (including any arbitration or appellate proceeding) is brought to interpret or enforce any provision of this Agreement or any right of any party hereto, the non-prevailing party shall be responsible for and agrees to pay all fees, costs, and expenses incurred by the prevailing party in connection therewith, including, without limitation, all legal and accounting fees, costs, and expenses at all levels of litigation or arbitration.

16.11. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, and said counterparts shall constitute but one and the same agreement which may be sufficiently evidenced by one counterpart.

16.12. Offset. Whenever the Employer is to pay any sum to the Physician, any amounts that the Physician owes the Employer may be deducted from that sum before payment.

16.13. Waiver of Breach or Violation Not Deemed Continuing. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

16.14. Headings. The headings of the various Sections herein contained are intended for ease of reference only and are not to be construed as evidence of the intent as to the content thereof.

16.15. Construction. In the event of any dispute as to the precise meaning of any term contained herein, the principles of construction and interpretation that written documents be construed against the party preparing the same shall not be applicable. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

16.16. Incorporation by Reference. All exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

16.17. Withholding. Salary, bonuses, employee benefits, and all other compensation paid by the Employer and taxable to the Physician shall be subject to required withholding taxes, social security taxes, and other employment taxes required to be withheld by the Employer with respect to compensation paid by an employer to an employee.

16.18. Public Announcement. No public announcement of the Physician’s employment by the Employer or any other matter contemplated herein, including termination, shall be made by either party without the prior written consent of the other party.

16.19. Expenses. Each party shall pay the fees and expenses of his or its own counsel and experts and all other expenses incurred by such parties incident to the negotiation, preparation, and consummation of this Agreement.

16.20. Survival of Representations, Warranties, and Covenants. All representations and warranties of the parties hereto made in this Agreement shall survive the termination of this Agreement and all covenants and agreements of the parties hereto made in this Agreement, including, without limitation, the provisions of Sections 9.1, 9.2, 13, 14 and 15 hereof, shall survive the termination of this Agreement until such covenants and agreements shall have been fully performed and satisfied.

THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be made and entered into on the date last below written with the intent to be legally bound.

21ST CENTURY ONCOLOGY, INC.

By:	DANIEL E. DOSORETZ, M.D.

Address:

Authorized Signatory
Date:

PHYSICIAN:

EDUARDO FERNANDEZ, M.D.

Address:

Authorized Signatory
Date: